Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6546	(310) 407-6540

FOR IMMEDIATE RELEASE

July 1, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES FOURTH

QUARTER AND FULL YEAR FISCAL 2004 RESULTS

HIGHLIGHTS:

•	Total revenues increased by 22.8 percent in the fourth quarter and 18.3 percent for the full year.

•	Fiscal fourth quarter results include 13 weeks versus 12 weeks in the prior year.

•	Fiscal 2004 same store sales growth of 7.9 percent at KFC, 6.7 percent at Sizzler Australia and 3.6% at Sizzler USA combined company and franchise sales helped offset a fiscal 2004 same store sales decline at Pat & Oscar’s of 16.2 percent.

•	A 26.0 percent increase in the Australian dollar exchange rate contributed $1.2 million to fourth quarter earnings.

•	Net income for the quarter of $0.8 million, or $0.01 per diluted share, brings full year net income to $4.0 million, or $0.09 per diluted share.

•	Opened three new domestic restaurants during the quarter: two Pat & Oscar’s and one Sizzler.

SHERMAN OAKS, Calif. — July 1, 2004 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the fourth quarter and fiscal year ended May 2, 2004.

The Company reported revenues of $87.8 million for the fourth quarter of fiscal 2004, an increase of 22.8 percent over the $71.5 million reported in the prior year period. Net income for the 2004 fourth quarter was $0.8 million, or $0.01 per diluted share, compared to net income of $1.8 million, or $0.06 per diluted share, in the same period a year ago. The 2004 fourth quarter results reflect the impact of an additional week in fiscal 2004 versus fiscal 2003. The impact on consolidated revenue for fiscal 2004 of the additional week was approximately $6.8 million. Slower than expected sales recovery from the 2004 second quarter food-borne illness incident at Pat & Oscar’s were partially offset by positive domestic Sizzler system sales and strong same store sales growth at Sizzler Australia and

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FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

KFC. The strengthening of the Australian dollar compared to last year contributed $10.6 million to 2004 fourth quarter revenue and $0.7 million to net income. Fourth quarter 2004 net income was also positively impacted by a $2.4 million insurance settlement from a prior fiscal year. Net income for the quarter was adversely impacted by on-going overhead costs associated with the previously mentioned food-borne illness incident at Pat & Oscar’s, workers compensation insurance increases for domestic operations, and asset write downs at certain under-performing Sizzler USA restaurants and one Pat & Oscar’s restaurant, totaling $2.6 million.

Fiscal 2004 Results

For the fiscal year ended May 2, 2004, the Company reported revenues of $347.2 million, an increase of 18.3 percent, or $53.6 million, over revenues of $293.5 million in fiscal 2003. Fiscal 2004 net income decreased by 46.0 percent to $4.0 million, or $0.09 per diluted share, from $7.4 million, or $0.26 per diluted share, in the prior year.

Revenue Trends

The Company’s 22.8 percent increase in revenue in the fourth quarter reflected an aggregate 2.5 percent increase in same store sales across all company-owned restaurants. Same store sales growth of 7.9 percent at KFC and 6.7 percent at Sizzler Australia were offset by declines of 1.9 percent for Sizzler USA company owned units and 16.2 percent for Pat & Oscar’s.

Pat & Oscar’s continues to be adversely affected by the negative publicity stemming from the food-borne illness incident at the end of the most recent second quarter. Sales trends at the company are improving, but at a slower rate than initially projected. “We are launching a new public relations campaign: ‘The Summer of a Million Breadsticks,’ designed to give Pat & Oscar’s greater public exposure via large community events. Our ‘Breadstick Teams’ will be handing out our signature breadsticks and other promotional items at fairs, parades and other community attractions,” commented Chuck Boppell, President and CEO of Worldwide Restaurant Concepts. “Additionally, because our domestic markets, particularly those in California, continue to feel the impact of high gas prices, both of our domestic concepts are looking to value oriented promotions and tie-ins as part of their marketing strategies. We feel that this will push sales in the right direction over the long term, and we expect Pat & Oscar’s same store sales to turn positive by the end of the first quarter, or early in the second quarter of fiscal 2005.”

Continued Focus On Strategic Initiatives

The Company continues to focus on its growth strategies at each division, including expansion of the Pat & Oscar’s chain, the repositioning of the Sizzler brand, and strengthening of our KFC operations. “Although our results are not as robust as we would have liked, we do not believe they reflect the operational progress we have made against several of our key initiatives. At Sizzler USA, we continue to pursue a growth model based on building our franchise operations and investing in our Company-owned restaurants through remodels and training. We continue to aggressively pursue sale discussions on our remaining six New York restaurants, and are optimistic that we will complete this process soon” said Mr. Boppell.

Worldwide Restaurant Concepts, Inc.

At the time of this press release, Sizzler USA had completed 13 remodels in the Northern California/Bay Area coupled with a localized media campaign. Although still early in this program, sales have been responding positively, and other remodels also continue to show solid same store sales growth. “At this time we are optimistic about our remodel results and believe that this is the direction in which our brand needs to move. We will continue to monitor the results for expansion of the program to the rest of the system,” commented Mr. Boppell. To date Sizzler has completed 15 full interior and exterior remodels.

Both Pat & Oscar’s and Sizzler USA had successful restaurant openings during the quarter. Pat & Oscar’s opened two units, one in San Bernardino, California and the other in Orange County, California, and successfully exited from its under-performing location in Phoenix, Arizona. This brings the total number of Pat & Oscar’s restaurant to 22. The Company expects to open four to six additional locations over the next 12 to 15 months, and is continuing to refine the site selection process. Sizzler USA opened up a new unit in Antioch, California, its first new Company-owned restaurant in over five years. All three new units are showing strong sales volumes.

The Company’s international operations continued to grow through investment in facilities, training and innovative promotions. KFC promoted a variation on the popular Twister product that was targeted at driving frequency of the light user. Sizzler Australia was successful with a promotion that applied new flavor profiles to the already popular salad bar add-on program. During the year Sizzler Australia re-imaged one of its restaurants using a similar package employed by Sizzler USA, and has begun the remodel process in Western Australia, while KFC completed an additional re-image on one of its restaurants.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call today at 11:00 a.m. EDT to discuss the Company’s financial and operational results. Investors will have the opportunity to listen to the conference call over the Internet at www.wrconcepts.com or www.fulldisclosure.com. To listen to the live call, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.wrconcepts.com and www.fulldislcosure.com, will be available shortly after the call ends.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 311 Sizzler® restaurants worldwide, 112 KFC® restaurants located primarily in Queensland, Australia, and 22 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

The Company uses a fifty-two, fifty-three week fiscal year ending on the Sunday nearest to April 30. Fiscal years 2003 and 2004 were fifty-two week years ending on April 27, 2003 and May 02, 2004, respectively. For clarity of presentation, the Company has described all periods presented as if the year ended April 30.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These

Worldwide Restaurant Concepts, Inc.

statements may include but are not limited to statements regarding: (i) improving revenues and earnings; (ii) commencement of construction on additional remodels at Sizzler USA; (iii) the opening of four to six new Pat & Oscar’s restaurants over the next 12 to 15 months; and (iv) the transitioning of Company-owned Sizzler locations in New York to franchisees.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to implement its strategic plan and manage its costs and expenses; (b) the ability to design marketing and product initiatives resulting in same store sales growth; (c) the availability of capital to upgrade the facilities at its domestic Sizzler® locations and build new Pat & Oscar’s restaurants; (d) Pat & Oscar’s ability to acquire a sufficient number of suitable sites to increase restaurant count by four to six units over the next 12 to 15 months; (e) the Company’s ability to identify new and existing franchisees to purchase New York area restaurants; (f) economic conditions, both generally and as they affect the restaurant industry in particular; and (g) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN AND TWELVE WEEKS ENDED APRIL 30, 2004 AND APRIL 30, 2003, RESPECTIVELY

(Unaudited)

(In thousands, except per share data)

	April 30, 2004	April 30, 2003
Revenues
Restaurant sales	$85,646	$69,603
Franchise revenues	2,185	1,893

Total revenues	87,831	71,496

Costs and Expenses
Cost of sales	29,410	22,931
Labor and related expenses	24,591	19,582
Other operating expenses (including asset writedowns of $1,588 in 2004 and $1,236 in 2003)	19,836	17,921
Depreciation and amortization	2,827	2,683
General and administrative expenses	8,081	6,290

Total operating costs	84,745	69,407

Operating income	3,086	2,089

Interest expense	835	486
Investment income	128	17

Income before income taxes and minority interest	2,379	1,620
Minority interest (expense) benefit	(14)	18

Income before income taxes	2,365	1,638
Provision for (benefit from) income taxes	1,575	(204)

Net income	$790	$1,842

Basic earnings per share	$0.03	$0.07

Diluted earnings per share	$0.01	$0.06

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE FIFTY THREE AND FIFTY TWO WEEKS ENDED APRIL 30, 2004 AND APRIL 30, 2003, RESPECTIVELY

(Unaudited)

(In thousands, except per share data)

	April 30, 2004	April 30, 2003
Revenues
Restaurant sales	$338,308	$285,305
Franchise revenues	8,846	8,223

Total revenues	347,154	293,528

Costs and Expenses
Cost of sales	116,572	96,083
Labor and related expenses	94,114	79,825
Other operating expenses (including asset write downs of $1,764 in 2004 and $1,661 in 2003)	84,353	71,141
Depreciation and amortization	11,444	10,192
General and administrative expenses	28,930	25,145

Total operating costs	335,413	282,386

Operating income	11,741	11,142

Interest expense	3,146	2,455
Investment income	551	630

Income before income taxes and minority interest	9,146	9,317
Minority interest benefit	107	18

Income before income taxes	9,253	9,335
Provision for income taxes	5,279	1,976

Net income	$3,974	$7,359

Basic earnings per share	$0.15	$0.27

Diluted earnings per share	$0.09	$0.26

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	April 30, 2004	April 30, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$24,755	$26,303
Restricted cash	5,131	2,050
Receivables, net of an allowance of $641 at April 30, 2004 and $695 at April 30, 2003	2,042	2,560
Inventories	4,807	4,448
Deferred income taxes	3,169	2,382
Prepaid expenses and other current assets	2,718	2,205
Assets related to restaurants held for sale	5,417	4,026

Total current assets	48,039	43,974

Property and equipment, at cost
Land	6,864	6,685
Buildings & leasehold improvements	89,633	81,017
Equipment	76,128	67,750
CIP	1,350	1,190

Less accumulated depreciation	(99,743)	(88,644)

Property and equipment, net	74,232	67,998

Long-term notes receivable (including $200 of related party receivables at April 30, 2004 and April 30, 2003), net of an allowance of $0 at April 30, 2004 and $56 at April 30, 2003	912	828
Deferred income taxes	10,690	9,985
Goodwill, net	23,647	23,636
Intangible assets, net of accumulated amortization of $1,068 at April 30, 2004 and $799 at April 30, 2003	2,090	2,162
Other assets	1,127	1,065

Total assets	$160,737	$149,648

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except par value)

	April 30, 2004	April 30, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$7,125	$6,844
Accounts payable	12,396	14,119
Other current liabilities	23,334	23,529
Income taxes payable	4,056	3,108

Total current liabilities	46,911	47,600

Long-term debt, net of current portion	29,217	18,431
Deferred gains and revenues	8,738	9,715
Pension liability	14,031	13,326

Total liabilities	98,897	89,072

Minority interest	14	127

Stockholders’ Equity:
Capital stock -
Preferred, authorized 1,000 shares, $5 par value; no shares issued and outstanding	—	—
Common, authorized 50,000 shares, $0.01 par value; issued and outstanding 29,438 and 27,438 shares and 29,232 and 27,232 shares at April 30, 2004 and April 30, 2003, respectively	294	292
Additional paid-in capital	280,442	280,001
Accumulated deficit	(201,233)	(205,207)
Treasury stock, 2,000 shares at April 30, 2004 and at April 30, 2003, at cost	(4,135)	(4,135)
Accumulated other comprehensive loss	(13,542)	(10,502)

Total stockholders’ equity	61,826	60,449

Total liabilities and stockholders’ equity	$160,737	$149,648